UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 6, 2004

ITC^DELTACOM, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1791 O.G. Skinner Drive West Point, Georgia	31833
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(706) 385-8000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On October 29, 2002, ITC^DeltaCom, Inc. (the “Company”) issued and sold shares of its 8% Series A convertible redeemable preferred stock, par value $0.01 per share (the “Series A preferred stock”), pursuant to or in connection with the Company’s plan of reorganization under chapter 11 of the United States bankruptcy code. The Company has subsequently issued additional shares of the Series A preferred stock as payment-in-kind dividends on the shares of Series A preferred stock outstanding from time to time. Each share of Series A preferred stock is convertible at the holder’s option, in whole or in part, into a number of shares of the Company’s common stock, par value $0.01 per share, which is obtained by dividing the $100 liquidation preference per share plus the amount of any accrued and unpaid dividends by the conversion price applicable to such share on the conversion date. Dividends accrue on the Series A preferred stock at an annual rate of 8%. All converted shares of Series A preferred stock are retired.

Effective December 6, 2004, the Company issued to SCANA Communications Holdings, Inc. a total of 3,082,734 shares of common stock upon conversion of 173,645 shares of Series A preferred stock owned by such holder. These shares of common stock were issued at a conversion price of $5.7143 per share.

In connection with the foregoing issuance of common stock, the Company relied on the exemption from registration under the Securities Act of 1933, as amended, afforded by Section 3(a)(9) of the Securities Act, which exempts the issuance of any security by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC^DELTACOM, INC.

Date: December 8, 2004	/s/ J. Thomas Mullis
Senior Vice President- Legal and Regulatory